Exhibit 10.2

TRANSITION SERVICES AGREEMENT

by and between

FMC CORPORATION

and

LIVENT CORPORATION

Dated as of October 15, 2018

TABLE OF CONTENTS

_______________________

1

ARTICLE V
INTELLECTUAL PROPERTY

Section 5.01. Title to Intellectual Property	12

ARTICLE VI
SHARED FACILITIES

Section 6.01. Shared Facilities	12
Section 6.02. Use of Shared Facilities	13
Section 6.03. Expiration of the Shared Lease Term	13
Section 6.04. Indemnification	13

ARTICLE VII
MISCELLANEOUS

Section 7.01. Confidentiality	14
Section 7.02. Services Coordinators	14
Section 7.03. Joint Essential Systems and Services Working Group	15
Section 7.04. Dispute Resolution	15
Section 7.05. Other Property	15
Section 7.06. Notices	16
Section 7.07. Interpretation; Incorporation of Terms by Reference	16

2

TRANSITION SERVICES AGREEMENT

THIS TRANSITION AGREEMENT, dated as of October 15, 2018, is by and between FMC CORPORATION, a Delaware corporation (“Parent”), and LIVENT CORPORATION, a Delaware corporation (the “Company”).

R E C I T A L S

WHEREAS, on or about the date hereof, the parties have entered into that certain Separation and Distribution Agreement (as amended, modified or supplemented from time to time, the “Separation and Distribution Agreement”), pursuant to which Parent has transferred all of the assets and liabilities of the Lithium Business to the Company;

WHEREAS, pursuant to the Separation and Distribution Agreement and in connection with the transactions contemplated thereby, the Company and Parent have agreed to provide, or to cause one or more of the members of their respective Groups to provide, to each other, for a limited period of time, certain transitional services pursuant to the terms and conditions of this Agreement in order to facilitate the orderly transition of the Lithium Business from Parent and the members of the Parent Group to the Company and the members of the Lithium Group; and

WHEREAS, the Separation and Distribution Agreement requires the execution and delivery of this Agreement by Parent and the Company on or prior to the Separation Date.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

Article I
Definitions

Section 1.01. Certain Definitions. For the purposes of this Agreement the following terms shall have the following meanings; provided that capitalized terms used but not otherwise defined in this Section 1.01 shall have the respective meanings ascribed to such terms in the Separation and Distribution Agreement:

“Additional Services” has the meaning set forth in Section 2.01(b).

“Agreement” means this Transition Services Agreement, including all of the Schedules and exhibits hereto.

“Change” has the meaning set forth in Section 2.06.

“Change Request” has the meaning set forth in Section 2.06.

“Company” has the meaning set forth in the preamble hereto.

“Company ESS Designees” has the meaning set forth in Section 7.03.

“Dispute” has the meaning set forth in Section 7.04.

“ESS Committee” has the meaning set forth in Section 7.03.

“ESS Designees” has the meaning set forth in Section 7.03.

“Improvements” has the meaning set forth in Section 5.01

“Invoice” has the meaning set forth in Section 3.02.

“IP” has the meaning set forth in Section 5.01.

“Other Party” has the meaning set forth in Section 2.04.

“Parent” has the meaning set forth in the preamble hereto.

“Parent ESS Designees” has the meaning set forth in Section 7.03.

“Philadelphia Sublease” has the meaning set forth in Section 6.01.

“Provider” has the meaning set forth in Section 2.01(a).

“Provider Indemnitee” has the meaning set forth in Section 4.02(b).

“Recipient” has the meaning set forth in Section 2.01(a).

“Recipient Indemnitee” has the meaning set forth in Section 4.02(c).

“Residual Costs” means all documented internal or third-party costs, fees and expenses of Provider or any member of its Group, including migration, transition or service exit costs, actually incurred by Provider (i) that arise as a direct result of the early termination of any applicable Service Period in accordance with Section 2.04 or a reduction in Services or any applicable Service Levels by Recipient in accordance with Section 2.05, (ii) that do not constitute part of the Service Fees or expenses of an applicable Service as set forth in the Schedules, (iii) that Provider and the applicable members of its Group cannot reasonably eliminate, obtain a refund for or obtain a reduction for as a result of the early termination of any applicable Service Period in accordance with Section 2.04 or the reduction in any Service or any applicable Service Levels in accordance with Section 2.05, and (iv) to the extent the resources obtained as a result of such costs, fees and expenses cannot reasonably be allocated for equal or greater consideration to the provision of other Services for Recipient or any member of its Group or, at the Provider’s election acting in good faith, for the business of Provider or the members of its Group.

“Responsible Officers” has the meaning set forth in Section 7.04.

“Schedules” has the meaning set forth in Section 2.01(a).

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“Service Fees” has the meaning set forth in Section 3.01.

“Service Levels” has the meaning set forth in Section 2.05.

“Service Period” has the meaning set forth in Section 2.01(a).

“Services” has the meaning set forth in Section 2.01(a).

“Services Coordinator” has the meaning set forth in Section 7.02.

“Shared Facility” has the meaning set forth in Section 6.01.

“Shared Facility Lease” has the meaning set forth in Section 6.04(a).

“Shared Lease Term” has the meaning set forth in Section 6.02.

“Systems” has the meaning set forth in Section 2.09(b).

“Taxes” has the meaning set forth in Section 3.04.

“Term” has the meaning set forth in Section 2.04(a).

“Terminating Party” has the meaning set forth in Section 2.04(c).

“Termination Notice” has the meaning set forth in Section 2.04(b).

“Third-Party Service Provider” has the meaning set forth in Section 2.01(a).

Article II
Services

Section 2.01. Services. (a) Subject to Section 2.04, beginning on the Separation Date and for the applicable durations specified on Schedule 1 under the heading “Service Period” (each such period, a “Service Period”), Parent shall provide, or cause to be provided, to the Company and/or the members of the Lithium Group the services set forth in Schedule 1 to this Agreement and the Company shall provide, or cause to be provided, to Parent and/or the members of the Parent Group, the services set forth in Schedule 2 to this Agreement (Schedules 1 and 2, the “Schedules”). Subject to Section 2.04(b), upon the expiration of each applicable Service Period, the obligation of Provider with respect to the provision of the applicable Service shall automatically and immediately terminate (but, for the avoidance of doubt, the foregoing shall not waive or release Provider or any member of its Group from any liability or obligation that accrued prior to the end of any applicable Service Period). For the purposes of this Agreement, “Services” shall mean the services set forth on the Schedule to be provided, or caused to be provided, by Provider to Recipient pursuant to this Agreement; “Provider” shall mean the party, or member of such party’s Group, providing, or causing to be provided, Services to the other party or the members of such party’s Group under this Agreement and “Recipient” shall mean the party, or member of such party’s Group, receiving, directly or indirectly, Services from the other party or the members of such party’s Group under this Agreement. Recipient acknowledges that Provider may provide the applicable Services directly, through any of its Affiliates or through one or more third parties engaged by Provider to provide Services in accordance with the terms of this Agreement (each such third party, a “Third-Party Service Provider”).

(b)       After the date hereof, the parties may by mutual written agreement identify additional services that Provider will provide, or cause to be provided, to Recipient in accordance with the terms of this Agreement (the “Additional Services”). If the parties mutually agree to add any Additional Services pursuant to this Section 2.01(b), the parties will amend the Schedules to include each such Additional Service and all applicable terms in respect of such Additional Service in accordance with the terms of this Agreement.

(c)       Recipient shall, at the request of Provider in consultation with Recipient from time to time and without further consideration, execute and deliver such powers of attorney, acknowledgments, assurances, consents and other documents as may be reasonably necessary for Provider to satisfy and perform its obligations hereunder.

Section 2.02. Service Migration. Each party to this Agreement acknowledges and agrees that the Services are being provided on a transition basis in order to allow the applicable Recipient a period of time to obtain similar services for itself and the members of its Group, and that no party hereto is a commercial provider of any such Services. Each party hereto agrees to use its commercially reasonable efforts to end its use of each and every Service as soon as reasonably practicable, and each applicable Provider shall assist the applicable Recipient in connection with the transition from the performance of Services by Provider to the performance of such Services by Recipient, which may include assistance with the transfer of records, migration of historical data, the transition of any such Service from the hardware, software, network and telecommunications equipment and internet-related information technology infrastructure. In no event shall the applicable Provider be responsible for providing any services in connection with, or bearing any costs of, any such migration, except in connection with the previous sentence or as set forth on any Schedule to this Agreement.

Section 2.03. Standard of Performance; Third-Party Consents; Service Enhancements. (a) Subject to the terms and conditions of this Agreement, Provider shall use commercially reasonable efforts to provide, or cause to be provided, the Services to Recipient at a quality level and in the same manner as such Service has been provided to Recipient and the members of its Group immediately prior to the Separation Date or, if any such Service was not provided during such period, Provider will provide such Services in a professional and workmanlike manner, but in each case, exercising at least the same care and skill as Provider exercises in performing similar services for itself or for the members of its Group; provided that nothing in this Agreement shall require Provider to perform, or caused to be performed, any Service or to take, or refrain from taking, any action, if the provision of such Service or the taking, or refraining from taking, of such action by Provider would be reasonably likely to result in any breach or violation of any applicable Law or any license, lease, Contract or other agreement with any third party (including any software or information technology license or service agreement); provided, however that Provider shall use its commercially reasonable efforts to obtain the consent of any such third party (at Recipient’s sole cost and expense) required for the provision of such Services to the Recipient or the members of its Group by the Provider; provided, further that in the event such consent cannot be obtained, the parties shall work together in good faith and use their respective commercially reasonable efforts to (in each case, at Recipient’s sole cost and expense) arrange for alternative methods of delivery of such Service.

(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ALL SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS” BASIS AND “WITH ALL FAULTS” AND THAT PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT WHICH ARE SPECIFICALLY DISCLAIMED.

(c)       It is understood and agreed that Provider may from time to time modify, change or enhance the manner, nature, quality and/or standard of care of any Service provided to Recipient or the members of its Group to the extent Provider is making a similar change in the performance of services similar to such Services for Provider or the members of its Group or to the extent that such change is in connection with the relocation of Provider’s employees; provided that any such modification, change or enhancement will not reasonably be expected to have a material adverse effect on the provision of such Service in accordance with the standards set forth in Section 2.03(a).

Section 2.04. Term; Discontinuation or Extension of Services; Termination; Effect of Termination. (a) The term of this Agreement (the “Term”) will commence on the Separation Date and end on the earliest to occur of: (i) the last date on which a Provider is obligated to provide any Service to a Recipient pursuant to this Agreement and the Schedules, and (ii) the mutual written agreement of the parties to terminate this Agreement (and all Services hereunder) in its entirety.

(b)       Subject to this Section 2.04(b), any Service may be discontinued or extended upon the mutual written consent of the parties, and, in such case, the applicable Schedule shall be amended in writing as soon as practicable to either delete such Service and terminate the applicable Service Period as of such date (and this Agreement shall be of no further force and effect for such Service, except as to obligations accrued prior to the date of discontinuation of such Service), or to extend the Service Period for the duration of such extension, as applicable. Recipient may discontinue any Service by providing advance written notice to Provider (a “Termination Notice”) either 90 days in advance of the proposed date of termination or in accordance with the termination procedures set forth with respect to such Service on the Schedules under the column entitled “Termination Notice Period”, and in either case subject to Provider’s written consent (which consent shall not be unreasonably withheld) with respect to such termination; provided that in the case in which an aggregate cost is set forth on any applicable Schedule for a group of Services, no individual or line item Service within such group may be terminated without the termination of all of the other Services within such group; provided, further that Recipient shall be responsible for any Residual Costs incurred by reason of such termination. Upon any discontinuation in accordance with this Section 2.04(b), (i) all accrued and unpaid Service Fees or other amounts payable in respect of the applicable Services to be discontinued shall be due and payable no later than sixty (60) days following the date of such discontinuation and shall be paid by Recipient to Provider in accordance with Article III and (ii) Recipient’s obligation to pay for such discontinued Service beyond the specified discontinuation date will terminate (but, for the avoidance of doubt, the foregoing shall not waive or release the Recipient or any member of its Group from any Liability that accrued prior to any applicable discontinuation).

(c)       Either party (the “Terminating Party”) may terminate this Agreement with immediate effect by notice in writing to the other party (the “Other Party”) on or at any time after the occurrence of any of the following events:

(i)       the Other Party is in default of any of its material obligations (for the avoidance of doubt, all of a Recipient’s obligations under Section 3.01 of this Agreement shall be deemed material obligations) under this Agreement and (if the breach is capable of being cured) has failed to cure the breach within thirty (30) calendar days after receipt of notice in writing from the Terminating Party giving particulars of the breach and requiring the Other Party to cure such breach (provided that the cure period for any breach of Recipient’s obligations under Section 3.01 of this Agreement shall be thirty (30) calendar days after the occurrence of such breach);

(ii)       the Other Party commences a voluntary case or other proceeding seeking bankruptcy protection, liquidation, reorganization or similar relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing; or

(iii)       an involuntary case or other proceeding is commenced against the Other Party seeking bankruptcy protection, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of sixty (60) calendar days or an order for relief shall be entered against the Other Party.

(d)       In the event of termination of this Agreement in its entirety pursuant to this Section 2.04, or upon the expiration of the Term, this Agreement shall cease to have further force or effect, and neither Party shall have any liability to the other Party with respect to this Agreement; provided that:

(i)       termination or expiration of this Agreement for any reason shall not release a party from any liability or obligation that already has accrued as of the effective date of such termination or expiration, as applicable, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder at Law, in equity or otherwise or which may arise out of or in connection with such termination or expiration;

(ii)       all accrued and unpaid Service Fees or other amounts payable pursuant to this Agreement shall be due and payable as soon as practicable upon, but in no event later than 60 days following, the termination of this Agreement and shall be paid by Recipient to Provider in accordance with Article III; and

(iii)       this Section 2.04, Section 2.10 (Books and Records), Article IV (Indemnity) and Article VII (Miscellaneous) shall survive any termination or expiration of this Agreement and shall remain in full force and effect.

Section 2.05. Service Levels. Subject to any applicable service levels set out in the Schedules (the “Service Levels”), Provider shall perform each Service in all material respects in accordance with past practice; provided that Provider will not be obligated to perform any Service in a volume or quantity that exceeds in any material respect the level of use reasonably required to support Recipient’s business in accordance with historical volumes (on an annualized basis) performed for Recipient’s business during calendar year 2018 to date (taking into account the monthly and seasonal changes during the last twelve-month period prior to the Separation Date). In no event shall Recipient be entitled to any increase in the level of its use of any of the Services without providing to Provider at least sixty (60) days’ prior written notice for such request and obtaining the prior written consent of Provider, which consent shall not be unreasonably withheld. Without limiting Section 2.04 in any respect, Recipient may not decrease, without Provider’s prior written consent, the level of its use of any of the Services if such a decrease would have a material and adverse effect on Provider’s ability to provide the Services or would materially increase the cost or expense to Provider to provide such Service; provided, however that Recipient must provide at least three (3) months prior written notice to Provider for any decrease in the level of Services that would reasonably be expected to result in reduction of force, require termination of any third-party agreements, or may require changes to Provider’s IT systems operations (e.g., related to Recipient’s IT migration efforts); provided, further that, subject to payment for Residual Costs, the applicable Service Fees shall be decreased in Provider’s reasonable discretion by the amount that Provider’s costs associated with providing such Services have reduced as a result of such reduction of Services by Recipient in the event that such cost reduction in the aggregate for all such related requests is at least ten (10%) percent of the applicable Service Fee. Such reduced Service Fees shall take effect following the later of (i) the last day of the month that is three (3) months following the receipt of such reduction of Services notice or (ii) the last day of the month in which Provider realizes such reduction of costs.

Section 2.06. Changes. Subject to Section 2.04, no Recipient shall be entitled to any change, alteration, amendment or other modification (a “Change”) without the prior written consent of Provider, which consent (in the case of Changes that are not material or that are required by Law) shall not be unreasonably withheld. In the event that a Recipient desires a Change, Recipient will deliver a change request (a “Change Request”) to Provider. The timing for Provider’s approval or rejection of such Change Requests shall be within a commercially reasonable time period; provided, however, in respect of any Change Requests that are required by Law then such period shall be within a period that is sufficient to meet with any deadlines and requirements imposed by Law if Recipient has given Provider reasonable advance notice of such deadlines and requirements. If a Change Request is approved, the applicable Recipient shall be responsible for all changes to associated Service Fees and reasonable and documented expenses associated with such approved Change in a manner as shall be mutually agreeable to Provider and Recipient.

Section 2.07. Maintenance. Provider may temporarily shut down for maintenance purposes the facilities providing any Service to Recipient or any member of its Group whenever such action is necessary in Provider’s reasonable discretion; provided that Provider will use reasonable best efforts to (x) provide Recipient with reasonable advance written notice of any scheduled maintenance and (y) schedule any such maintenance in consultation with Recipient so as not to unreasonably interfere in Recipient’s business. Provider shall use its reasonable best efforts to minimize the length of time any facilities providing Services remain under maintenance. During any period of shutdown of any of the facilities providing Services, Provider shall furnish to Recipient the same level and priority of Services that Provider’s own business units receive during such shutdown.

Section 2.08. Local Agreements. With respect to Services delivered in a particular country and to the extent required by applicable Law, the parties will cause the members of their respective Group in such country to enter into one or more local services agreements for the purpose of implementing this Agreement in that country.

Section 2.09. Access to Systems.

(a)       Recipient shall (i) make available on a timely basis to Provider and the members of its Group and applicable Third-Party Service Providers all information and materials reasonably requested by them to enable them to provide the applicable Services to Recipient and (ii) provide to Provider and the members of its Group and applicable Third-Party Service Providers reasonable access to its premises, systems, assets, facilities and personnel during regular business hours and at such other times as reasonably requested to the extent necessary for Provider and the members of its Group and applicable Third-Party Service Providers (as applicable) to provide the applicable Services to Recipient.

(b)       If as a result of the provision of the Services, employees of Provider or Recipient or any member of their respective Group or any applicable Third-Party Service Provider thereof receive access to the computer systems or software (collectively, the “Systems”) of the other Group, such persons shall access such Systems only for the limited purpose of supporting the provision of the Services and shall abide by any and all access rules and restrictions applicable to such Systems, including with respect to security and privacy, that are provided to such person in advance of such access or from time to time thereafter, and such persons shall not circumvent or attempt to circumvent any security, privacy or audit measures of Provider, Recipient or any member of their respective Group, as applicable. The parties will reasonably cooperate to ensure that only those persons who are specifically authorized to have access to the Systems of Provider, Recipient or any of the members of their respective Group gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein.

Section 2.10. Books and Records. Each party agrees to maintain financial, accounting, and functional (including metering) records, data and other supporting documentation consistent with its practices in the ordinary course of business to reflect the accuracy of invoiced quantities and amounts for the Services provided under this Agreement. Each Party shall retain such data and records in accordance with its respective control policies in the ordinary course of business existing from time to time and shall afford reasonable access to the other party during normal business hours to such data and records.

Section 2.11. Independent Contractor. In providing Services hereunder, Provider and its Affiliates and any Third-Party Service Providers acting on behalf of Provider shall act solely as independent contractors. Nothing herein shall constitute or be construed to be or create in any way or for any purpose a partnership, joint venture or principal-agent relationship between the parties. No party shall have any power to control the activities and/or operations of the other party. No party shall have any power or authority to bind or commit any other party. In providing the Services hereunder, Provider’s employees and agents shall not be considered employees or agents of Recipient, nor shall Provider’s employees or agents be eligible or entitled to any compensation, benefits, or perquisites (including severance) given or extended to Recipient’s employees. For the avoidance of doubt, Recipient shall be solely responsible for the operation of its businesses and the decisions and actions taken in connection therewith, and nothing contained herein shall impose any liability or responsibility on Provider with respect thereto.

Article III
Service Fees

Section 3.01. Service Fees. During the Term, the Services set forth on the Schedules will be provided to Recipient and the members of its Group during the applicable Service Period and the applicable Provider shall charge the applicable Recipient the service fees for each Service as set forth in the applicable Schedule (the “Service Fees”). Without limiting the foregoing, the applicable Recipient shall reimburse the applicable Provider for (i) any reasonable and documented expenses of Provider, including any expenditures of any Third-Party Service Provider invoiced to Provider, in connection with the Services, (ii) any costs paid or payable associated with securing the consent of any third party that is required in connection with the provision of the Services, and (iii) any Residual Costs that arise from the early termination of any Service in accordance with Section 2.04 or any reduction in Services or Service Levels by Recipient in accordance with Section 2.05.

Section 3.02. Payment. Provider, or the applicable member of its Group, shall invoice Recipient, or the applicable member of its Group, each month for Services delivered and expenses incurred during the preceding month (each, an “Invoice”). Recipient shall remit payment for amounts specified in an applicable Invoice within sixty (60) calendar days after the date of the applicable Invoice.

Section 3.03. Finance Charge. If Recipient fails to make any payment on the date such payment was due to Provider in accordance with Section 3.02, a finance charge of one and a half percent (1.5%) per month or, if less, the maximum rate allowed by applicable Law, payable from the date prior to which such payment was required to be made in accordance with Section 3.02 to the date such payment is received by Provider, unless the failure to make such payment is a result of the failure of Provider to provide any applicable Service in respect of such payment. In addition, Recipient shall indemnify Provider for its costs, including reasonable attorneys’ fees and disbursements, incurred to collect any unpaid amount.

Section 3.04. Taxes. Except as expressly noted therein, the Service Fees set forth in the Schedules with respect to each Service do not include any sales, use, value added, goods and services or similar taxes, duties, levies and similar charges (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto, “Taxes”). In addition to the amounts required to be paid pursuant to this Agreement, Recipient shall pay and be responsible for any Taxes imposed with respect to the fees or the provision of Services to Recipient hereunder, unless the applicable Law provides that the relevant Taxes are levied directly on Provider; in such case Provider will pay the relevant Taxes directly to the Tax Authority in accordance with applicable Law, and Recipient shall reimburse Provider for such Taxes. All payments by Recipient to Provider for Services will be increased as necessary so that after Recipient has withheld any applicable Taxes, the amount received by Provider is equal to the amount it would have received had no such withholding been required. The parties will cooperate with each other to minimize any of these Taxes to the extent reasonable.

Section 3.05. No Right to Setoff. There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation, against payments to Provider under this Agreement.

Article IV
Indemnity

Section 4.01. Suitability of the Services. Determination of the suitability of any Services is the sole responsibility of Recipient, and neither Provider nor any member of its Group will have any responsibility for such determination. Recipient assumes all risk and liability for loss, damage or injury to persons or property arising out of such Services, however used, and Provider shall in no event be liable to Recipient or those claiming by, through or under Recipient for any Losses suffered as a result of any Services provided hereunder, regardless of whether due or alleged to be due to the negligence of Provider, except to the extent caused by Provider’s gross negligence, willful misconduct or willful breach.

Section 4.02. No Liability; Indemnity. (a) Subject to Section 4.02(c), Provider and the members of its Group shall have no Liability with respect to the furnishing of the Services or arising from or related to this Agreement except to the extent resulting from Provider’s (or a member of its Group’s) gross negligence, willful misconduct or willful breach.

(b)       Recipient agrees to indemnify and hold Provider, the members of the Parent Group and their respective employees, agents, officers and directors (each, a “Provider Indemnitee”) harmless from and against any and all Losses of any Provider Indemnitee arising out of, in connection with or by reason of the provision of any Services to Recipient or the members of its Group pursuant to this Agreement or any breach of this Agreement by Recipient or any member of its Group, in each case regardless of whether due or alleged to be due to the negligence of Provider or any member of its Group or any Third-Party Service Provider, except to the extent such Losses are caused by gross negligence, willful misconduct or willful breach of Provider or any member of its Group.

(c)       Provider agrees to indemnify and hold Recipient, the members of its Group and all of their respective employees, agents, officers and directors (each, a “Recipient Indemnitee”) harmless from and against any Losses arising out of, in connection with or by reason of the provision of the Services or any breach of this Agreement solely to the extent that it is determined by a court of competent jurisdiction in a final and non-appealable judgment or order that Provider’s (or the applicable member of its Group’s) actions in respect of such Losses constitute gross negligence, willful misconduct or willful breach of this Agreement.

Section 4.03. Limitation of Liability. IN NO EVENT SHALL PROVIDER (OR ANY MEMBER OF ITS GROUP) BE LIABLE UNDER THIS ARTICLE IV OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY BREACH HEREOF FOR ANY AMOUNT IN EXCESS OF THE AGGREGATE SERVICE FEES

PROVIDER RECEIVED PURSUANT TO THIS AGREEMENT FOR THE SERVICE THAT IS THE SUBJECT OF THE DISPUTE.

Section 4.04. Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHATSOEVER WHICH IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NONPERFORMANCE UNDER THIS AGREEMENT OR ANY OF THE SERVICES, WHETHER SUCH ACTION IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME. SPECIAL DAMAGES UNDER THIS AGREEMENT INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF PROFITS, BUSINESS INTERRUPTIONS AND CLAIMS OF CUSTOMERS.

Section 4.05. Exclusive Remedy. The provisions of this Article IV shall be the sole and exclusive remedies of the Provider Indemnitees and the Recipient Indemnitees, as applicable, for any claim, Loss, damage, expense or Liability, whether arising from statute, principle of strict liability, tort, contract or any other theory of liability at law or in equity under this Agreement.

Article V
Intellectual Property

Section 5.01. Title to Intellectual Property. To the extent Provider uses any intellectual property, including know-how, proprietary processes, software, technology and trade secrets, owned or controlled by Provider after giving effect to the transactions contemplated by the Separation and Distribution Agreement (collectively, “IP”) in providing Services, such IP and any derivative works or modifications thereof or improvements thereto (collectively, “Improvements”) shall be and will remain, as between the parties, the sole and exclusive property of Provider. As between the parties, to the extent ownership of such IP and Improvements does not vest in Provider, Recipient does hereby assign to Provider all of its right, title and interest in such IP and Improvements. Recipient shall take all further actions reasonably requested by Provider to confirm Provider’s ownership and interest in and to such IP and Improvements. Recipient acknowledges and agrees that it will not acquire any right, title or interest in any IP or Improvements solely by reason of Provider’s provision of Services and Provider hereby reserves all rights with respect thereto.

Article VI
Shared Facilities

Section 6.01. Shared Facilities. On or prior to the date hereof and in connection with the transactions contemplated by the Separation and Distribution Agreement, the parties have agreed that Parent shall make available space at certain facilities mutually agreed upon by the parties and described in the Schedules (each a “Shared Facility”).

For the avoidance of doubt, with respect to the premises demised by that certain sublease for a portion of the facility located at FMC Tower, 2929 Walnut Street, Philadelphia, Pennsylvania 19104 (the “Philadelphia Sublease”), the terms and conditions of the Philadelphia Sublease shall control and such premises shall not be a Shared Facility.

Section 6.02. Use of Shared Facilities. For the period commencing on the Separation Date until the applicable date (the “Shared Lease Term”) and on the terms and conditions set forth this Agreement, and subject to the terms thereof, each of the Company or Parent, or the respective members of its Group, shall have the right to use and occupy that portion of the Shared Facilities that it uses and occupies in connection with the Lithium Business or the Parent Businesses, respectively, as of the Separation Date in substantially the same manner and on the same terms and conditions that it currently uses and occupies such space. In the event that Recipient terminates its obligations with respect to any Shared Facility and vacates any such Shared Facility in accordance with Section 2.04, Recipient shall only be responsible for its pro rata portion of the Rental Costs relating to such Shared Facility through the date of such termination; provided that Recipient shall be responsible for any Residual Costs incurred by reason of such termination.

Section 6.03. Expiration of the Shared Lease Term. Recipient shall vacate its portion of the Shared Facilities (i) on or prior to the expiration set forth in the Schedules or earlier termination as provided in Section 6.02 (provided with respect to the Shared Facility located in Philadelphia, the expiration date set forth in the Schedules shall be the earlier of such date and the date of termination of the Philadelphia Sublease), (ii) using commercially reasonable efforts to minimize business interruptions for all parties to the extent reasonably possible and (iii) leaving its portion of such Shared Facility in broom clean condition.

Section 6.04. Indemnification. (a) Not in limitation of any other provision of this Agreement, Recipient shall indemnify and hold harmless the Provider Indemnitees from and against all Losses imposed upon or incurred by or asserted against any Provider Indemnitee, as the case may be, by reason of (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about any portion of the Shared Facilities then used or occupied by Recipient or the members of its Group or any other Person (excluding the Provider or members of its Group), to the extent such Person’s use or occupancy is authorized or permitted by the Recipient or any member of its Group, during the Shared Lease Term, (ii) any failure on the part of the Recipient or any member of its Group to perform or comply with any obligation of lessee under, or any other term of, any lease of any Shared Facility (each a “Shared Facility Lease”) during the Shared Lease Term, (iii) performance of any labor or services or the furnishing of any materials or other property in respect of any portion of the Shared Facilities then used or occupied by Recipient or the members of its Group or any other Person (excluding Provider or members of its Group), to the extent such Person’s use or occupancy is authorized or permitted by Recipient or any member of its Group, as the case may be or (iv) the use or occupancy of any of the Shared Facilities by Recipient or any member of its Group or any other Person (excluding the Provider or the members of its Group), to the extent such Person’s use or occupancy is authorized or permitted by Recipient or the members of its

Group, except in each case to the extent any such Losses arise solely as the result of the gross negligence, willful misconduct or willful breach of this Agreement or any Shared Facility Lease of or by Provider or any member of its Group.

(b)       Subject to Section 4.03, Provider shall indemnify, defend and hold harmless the Recipient Indemnitees from and against all Losses imposed upon or incurred by or asserted against any Recipient Indemnitee, as the case may be, by reason of (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about any portion of the Shared Facilities then used or occupied by Provider or the members of its Group or any other Person (excluding Recipient or the members of its Group), to the extent such Person’s use or occupancy is authorized or permitted by Provider or any member of its Group, during the Shared Lease Term, (ii) any failure on the part of Provider or any member of its Group to perform or comply with any obligation thereof under, or any other term of, any Shared Facility Lease during the Shared Lease Term, (iii) performance of any labor or services or the furnishing of any materials or other property in respect of any portion of the Shared Facilities then used or occupied by Provider or the members of its Group or any other Person (excluding Recipient or the members of its Group), to the extent such Person’s use or occupancy is authorized or permitted by Provider or any member of its Group, as the case may be or (iv) the use or occupancy of any of the Shared Facilities by Provider or the members of its Group or any other Person (excluding Recipient or the members of its Group), to the extent such Person’s use or occupancy is authorized or permitted by Provider or any member of its Group, except in each case to the extent any such Losses arise solely as the result of the gross negligence, willful misconduct or willful breach of this Agreement or any Shared Facility Lease of or by Recipient or any member of its Group.

(c)       If it cannot be determined, acting reasonably, whether any accident, injury to or death of persons or loss of or damage to property occurred on or about a portion of the Shared Facilities contemplated in Section 6.04(a)(i) or on or about a portion of the Shared Facilities contemplated in Section 6.04(b)(i), then liability shall be apportioned between the Parties (or the appropriate member of their respective Group) based on the percentage of the relevant Shared Facility used or occupied by each of them.

Article VII
Miscellaneous

Section 7.01. Confidentiality. Each party to this Agreement acknowledges that any and all Information related to the Services or otherwise provided to any party pursuant to this Agreement or in connection with the provision of the Services shall be subject to in all respects the confidentiality obligations of Section 6.09 of the Separation, and Distribution Agreement and Section 6.09 of the Separation and Distribution Agreement is hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

Section 7.02. Services Coordinators. Provider and Recipient shall each select a services coordinator (a “Services Coordinator”) for each Service. Such Services Coordinators will be identified with respect to each Service on the applicable Schedule, and will act as the primary contact person for the provision or receipt, as applicable, of such applicable Services. All communications relating to the provision of the applicable Service will be directed to the Services Coordinator of the other party with respect to such Service. Provider and Recipient shall each be permitted, upon notice to the other party, to select any new or additional Services Coordinator with respect to any Service.

Section 7.03. Joint Essential Systems and Services Working Group. A joint working committee comprised of representatives of Parent and the Company set forth in Schedule 3 (respectively, the “Parent ESS Designees” and the “Company ESS Designees”) is hereby established (the “ESS Committee”). From and after the date of this Agreement, the ESS Committee shall consist of three Parent ESS Designees and three Company ESS Designees (together, the “ESS Designees”). From and after the date of this Agreement, the ESS shall meet on a regular basis, in person or by telephone, without requirement for any quorum, at a time and place agreed by a majority of the ESS Designees to discuss and coordinate the provision of the Services pursuant to this Agreement and to perform such other roles and responsibilities as may delegated to the ESS Committee by the parties from time to time. None of the ESS Designees shall have decision-making authority with respect to either party, except as otherwise duly granted to any such ESS Designee by such party.

Section 7.04. Dispute Resolution. In the event of any dispute or disagreement between the parties to this Agreement or the members of their respective Groups as to the interpretation of any provision of the Agreement or in respect of the provision of the Services (a “Dispute”) that is not capable of being resolved by the Services Coordinators, before initiating any legal action in respect of such Dispute, such Dispute shall be first referred to the ESS Committee by the Services Coordinators of each Party and shall be subject to informal good faith negotiation among the Services Coordinators and the ESS Designees for a period of thirty (30) Business Days. If the ESS Committee and the Services Coordinators cannot resolve such Dispute within such thirty (30) Business Day period, the Dispute shall be referred to the chief financial officer of each of the parties (provided that neither such Person is also an executive or member of the board of directors of the other party, in which case to an Independent Director of such party) (the “Responsible Officers”). The Responsible Officers will meet in person or by telephone as often as reasonably necessary to resolve the Dispute in good faith. If the Responsible Officers are not able to resolve the Dispute within sixty (60) days after such initial meeting, the parties shall be free to exercise all rights and remedies available under law or equity with respect to such Dispute.

Section 7.05. Other Property. Unless otherwise specified in the Separation and Distribution Agreement, any and all equipment, Systems, tools, facilities and any and all other resources used by Provider and any of its Affiliates in connection with the provision of Services will remain, as between the parties, the sole and exclusive property of Provider.

Section 7.06. Notices. All notices and other communications to be given to any party under this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or electronically mailed (with a response confirming receipt), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice) with a copy to the applicable ESS Designees at the addresses listed in Schedule 3 (which shall not constitute notice):

If to Parent, to:

FMC Corporation
FMC Tower
2929 Walnut Street
Philadelphia, PA 19104

Attention: Executive Vice President and General Counsel

Email: General.Counsel@fmc.com

If to the Company to:

Livent Corporation
FMC Tower
2929 Walnut Street
Philadelphia, PA 19104

Attention: Executive Vice President and General Counsel

Email: LiventGeneral.Counsel@livent.com

Section 7.07. Interpretation; Incorporation of Terms by Reference. This Agreement is an “Ancillary Agreement” as such term is defined in the Separation and Distribution Agreement and shall be interpreted in accordance with the terms of the Separation and Distribution Agreement in all respects; provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Separation and Distribution Agreement in respect of the subject matter of this Agreement, the terms of this Agreement shall control in all respects. Sections 9.03, 9.04, 9.05, 9.06, 9.07 (other than 9.07(d)), 9.08, 9.09, 9.10, 9.12, 9.13, 9.15, 9.16 and 9.17 (subject to the immediately preceding sentence) of the Separation and Distribution Agreement shall each be incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be executed by their duly authorized representatives.

FMC CORPORATION

By:	/s/ Pierre Brondeau
Name: Pierre Brondeau
Title: Chief Executive Officer

LIVENT CORPORATION

By:	/s/ Paul Graves
Name: Paul Graves
Title: Chief Executive Officer and President

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